                                                                  Exhibit 10.C.1

                               Purchase Contract


between


DSG TEK Limited, Boythorpe Works, Chesterfield, Derbyshire S40 2PH, United
Kingdom
(hereafter "DSG TEK")


and


IVF HARTMANN AG, Victor-von Bruns-Strasse, CH-8212 Neuhausen am
Rheinfall
(hereafter "IVF")


concerning all the shares of


Vlesia AG, 9403 Goldach
(hereafter "Vlesia")

                                                                            2/17

Preamble

Whereas, DSG International Ltd, with domicile in Hongkong, is a company with world-wide activities, which has specialised in the production and distribution of disposable nappies, incontinence products for adults, hygienic articles for ladies and training pants products. DSG International Ltd. controls DSG TEK, a limited company (Ltd.) under English law, with domicile in Cbesterfield. DSG TEK is sole shareholder of Vlesia AG, a joint-stock company under Swiss law, with domicile in Goldach. Vlesia had 63 employees (as at the date of May 31, 2000) and mainly produces and distributes incontinence products for adults. Approximately one-third of the turnover of Vlesia is from sales to overseas companies of the DSG group, by means of deliveries from Vlesia to Vlesia (UK) Ltd., DSG Pty. Ltd. (trading as Australian Pacific Paper Products), DSG Vlesia NV and Vlesia GmbH.

Whereas, IVF is a joint-stock company under Swiss law, with domicile in Neuhausen am Rheinfall. IVF produces and distributes medical and hygienic products.

Whereas, based on the "Letter of Intent" dated June, 16, 2000, DSG International Ltd. instructed its subsidiary company DSG TEK to sell all the shares of Vlesia to IVF Internationale Verbandstoff-Fabrik Schaffhausen, which subsequently changed its name to IVF Hartmann AG.

Now, therefore, the parties agree as follows:

Art. 1: Object for Sale

DSG TEK herewith sells to IVF all shares of Vlesia, namely 2'500 registered shares with a par value of CHF 1'000.00 per share.

Art. 2: Purchase Price

The purchase price for the shares is CHF 8.5 mio. (eightmillionfivehundred thousand Swiss francs).

Art. 3: Escrow Account

The parties agree to arrange for an Escrow Account with the Zurcher
Kantonalbank for the purpose of depositing the purchase price payment prior to the Closing Date, which depositing has to take place within five working days of signing of this contract.


    /s/ Initials IVF                /s/ Initials DSG TEK
   ---------------------------     ---------------------------
    Initials IVF                    Initials DSG TEK

                                                                            3/17

The Escrow Account shall be opened in the joint names of the legal advisors of the parties, i.e. Froriep Renggli, Bellerivestrasse 201, 8034 Zurich and Dr. Marc Stahli, Rheinstrasse 10, 8500 Frauenfeld (jointly the "Lawyers") having joint signature right.

The funds in the Escrow Account shall be released at Closing. The parties hereby undertake to instruct their Lawyers in accordance with the provisions of this contract.

Fees and expenses related to the operation of the Escrow Account therein shall be charged to the Escrow Account. The Lawyers' fees and expenses related to the handling of the Escrow Account shall be borne by the parties with respect to the Lawyer representing them.

Art. 4: Closing

     4.1  Closing Date and Place

     Subject to the terms and conditions of this Contract, the completion shall take place at the Zurich office premises of Froriep Renggli, Attorneys at Law, or any other date and place as agreed by the parties, within one week of the receipt of final clearance by the Grundbuchinspektorat St. Gallen confirming that the sale of Vlesia shares to IVF does not need any governmental permission under the Federal Act on the Acquisition of Real Estate in Switzerland by non-resident Aliens.

     At the latest by November 10, 2000 DSG TEK and IVF will provide for proper documentation evidencing the individuals' representing these companies and DSG International Ltd. authorities to sign this Contract resp. the Appendices (unless already done so at signing) and to close the deal with binding effect for the companies.

     4.2  Closing Obligation by IVF

     IVF will instruct its Lawyer to release the deposited purchase price and accrued interest held in the Escrow Account to an account named by DSG TEK.


    /s/ Initials IVF                /s/ Initials DSG TEK
   ---------------------------     ---------------------------
    Initials IVF                    Initials DSG TEK

                                                                            4/17


          4.3 Closing Deliveries by DSG TEK

          At Closing DSG TEK shall deliver to IVF the following documents:

          (i) duly executed share transfers in respect of the Vlesia shares, together with the relative share certificates duly endorsed or other documents of title to the shares and all such waivers, consents, approvals, authorisations and other documents necessary for transfer;
          (ii) the minutes of a board meeting approving the transfer of the shares to IVF;
          (iii) the duly signed shareholders' register of Vlesia showing IVF as the sole shareholder; and
          (iv) the resignation, with immediate effect, of the board members (directors) of Vlesia which IVF requests and
          (v)   a statement of settled accounts of the board members.

Art. 5: Operation of Vlesia

IVF will take over the operational responsibility of Vlesia with all benefits and risks as of October 23, 2000. DSG TEK undertakes to instruct the directors of Vlesia to follow the instructions of IVF.


Art. 6: Conditions Precedent to Closing

The parties' obligation to close under this contract is subject to the final clearance by the Grundbuchinspektorat St. Gallen and any of its supervisory authorities confirming that DSG TEK is entitled to sell the shares according to
Article 1, and that IVF is entitled to buy these shares without approval and without any restrictions or conditions under the Federal Act on the Acquisition of Real Estate in Switzerland by non-resident Aliens, as otherwise this Contract shall become null and void and each party shall return to the other party whatever it has received under this contract.

Art. 7: Representations and Warranties of DSG TEK

In addition to the other representations and warranties contained in this contract, DSG TEK gives IVF the following representations and warranties:


    /s/ Initials IVF                /s/ Initials DSK TEK
   ---------------------------     ---------------------------
    Initials IVF                    Initials DSG TEK

                                                                            5/17


7.1  Concerning Share Capital and Shares:

a) The entire share capital of Vlesia is CHF 2'500'000.00 divided into 2'500 registered shares with a par value of CHF 1'000.00 per share, and is fully paid-up.

b)   DSG TEK is the rightful and unhindered owner of all Vlesia shares.

c)   The Vlesia shares are free of any third-party claims.

d) Save for the restrictions according to the decision of the Bezirksamt Rorschach dated 28th June 1994, DSG TEK can, without any restrictions, dispose freely over all rights in and from the Vlesia shares.

e) There are no binding contracts between shareholders (e.g. Aktionars-bindungsvertrage), no rights of the shareholders or third parties to subscribe for shares in priority or other agreements in relation to Vlesia shares, neither options or other rights covering the issuing of additional Vlesia shares.

7.2  Concerning Organisational and Capital Structure of Vlesia:

a)   Vlesia exists legally and is not in liquidation.

b) The excerpt from the Commercial Register concerning Vlesia dated 14.06.2000 (Appendix 1) and the Articles of Incorporation of 30.09.1994 (Appendix 2) are complete and correct and correspond to the facts and the Articles of Incorporation deposited with the Commercial Register; all facts relating to Vlesia which are obligatory for registration or which are able to be registered, are correctly incorporated in the Commercial Register.

c) The copy of the shareholders' register (which has to be established according to Art. 686 OR; Appendix 3) is identical with the original which is binding for Vlesia.

d) The decisions made by the board of directors and the shareholders concerning Vlesia have been fully disclosed to IVF. The copies of the minutes of the General Meetings of May 12, 2000 and June 15, 2000 (Appendices 4 and 5), as well as the minutes of the Board Meeting of May 12, 2000 (Appendix 6) correspond with the originals and are binding for Vlesia.


    /s/ Initials IVF                /s/ Initials DSG TEK
   ---------------------------     ---------------------------
    Initials IVF                    Initials DSG TEK

                                                                            6/17


      The Shareholders Meeting and the board of directors have not taken any more decisions since 15.06.2000 and 12.05.2000 respectively.

7.3   Concerning the Financial Resources of Vlesia:

a) The audited annual balance sheet 1999 (Appendix 7) and the interim statement of September 30, 2000 (Appendix 8) were drawn up in accordance with US GAAP (generally agreed accounting principles). They fairly present and are true and fair and are consistent with that of preceding periods (balance sheet continuity).

b) Especially concerning the annual balance sheet 1999 (Appendix 7) and the interim statement of September 30, 2000 (Appendix 8) on the respective fixed dates:

      aa) The assets shown are still the property of Vlesia and are not subject to third-party claims, unless the accounts in Appendices 7 and 8 show otherwise.

      bb) The accounts receivable are collectible or sufficient provisions have been made.

      cc) All inventories consist of items of a quality and quantity useable or saleable in the ordinary course of business as presently conducted, except for obsolete items and items of below-standard quality all of which have been written off or written down to net realisable value.

      dd) All recognisable risks, devaluation and losses, including possible losses from pending business have been catered for by sufficient amounts being written off, or adjustments, or allocation to reserves.

      ee) There are no contingent liabilities, other than those listed in the Appendices of the annual balance sheet 1999 (Appendix 7) resp. the interim statement of September 30, 2000 (Appendix 8).

c) From October 1, 2000 until the signing of this contract, the business of Vlesia has been conducted in an orderly manner. Except from the normal course of business and the occurrences declared in the interim statement of September 30, 2000 (Appendix 8), no assets have been disposed of, and no new debts incurred, nor has there been any considerable deterioration in the business of Vlesia; further, since October 1, 2000 profits


    /s/ Initials IVF                /s/ Initials DSK TEK
   ---------------------------     ---------------------------
    Initials IVF                    Initials DSG TEK

                                                                            7/17


     have not been distributed in any way and no obligations concerning the distribution of profits entered into.

d) All the management fees for the DSG Group, owed by Vlesia are allowed for in the annual balance sheet 1999 and/or in the interim statement of September 30, 2000 (see Appendix 8a). As from September 30, 2000 until signing of this contract such management fees will only be paid at maximum the same rate as up to this date (1% of turnover with third party customers). Payment by Vlesia of the management fees shall be made per end of October.

e) All the equipment required for the continuation of the operation of Vlesia is in working order.

f) The business records are in order at the time of the signing of the contract.

7.4  Concerning Taxes and Duties:

According to the applicable law, Vlesia has submitted to the responsible authorities all the necessary tax returns, accounts, and social security statements correctly and in good time.

Vlesia has paid all due taxes (including indirect taxes), duties and social security payments as well as any fixed interest on arrears, charges and penalties.

Vlesia has made sufficient reserve provisions in the annual balance sheet 1999 (Appendix 7) and the interim statement (Appendix 8) for the taxes and charges not yet due as at the relevant dates.

7.5  Concerning Intangible Assets

a) Vlesia has registered the trademarks "Vlesi", "Vlesi-Combi", "Vlesi-Form", "Vlesi-Plus" and "Vlesi-Soft" according to Appendix 9 and has not granted any licenses regarding these trademarks.

b) DSG TEK is obliged, at their own expense, to transfer any further trademarks containing the names "Vlesia" or "Vlesi" or any adaptations of these names, which are registered in any country under DSG TEK or any affiliated company, to Vlesia. Applications of transfer and/or any other formalities shall be initiated within 30 days from the signing of this contract. DSG TEK shall send copies of these Applications and/or other formalities with-


    /s/ Initials IVF                /s/ Initials DSK TEK
   ---------------------------     ---------------------------
    Initials IVF                    Initials DSG TEK

                                                                            8/17


    out delay to IVF. Neither DSG TEK nor any affiliated companies have granted any licenses regarding trademarks containing the names "Vlesia" or "Vlesi" or any adaptations of these names.

c) After the signing of this contract DSG TEK is obliged by December 1, 2000 the latest:

    (i.) to stop any usage of the trademarks mentioned in paragraph 7.5a) and of the trademarks which have to be transferred according to paragraph 7.5b);

    (ii.) to stop any usage of (independent of registration as trademarks) the names "Vlesia", "Vlesi" or adaptations of these names, both in countries where these names are registered as trademarks and in any other country; this prohibition of usage is also valid, if third parties are entitled to use "Vlesia", "Vlesi" or adaptions of these names;

    (iii.) to stop any usage of the names "Vlesia", "Vlesi" or adaptions of these names in their company name, their E-mail addresses, their domain-names, on their homepages or in any other way and to transfer E-mail addresses and domain-names to IVF if practicably possible.

    (iv.) The above mentioned prohibitions of usage (i.)-(iii.) comprise also the prohibition to register trademarks in any country in the world (independent of the registration of the trademarks mentioned in paragraph 7.5a or similar trademarks in such countries), if there is the possibility, that consumers could confuse these trademarks with the names "Vlesia", "Vlesi" or adaptions of these names or with the trademarks according to paragraph 7.5a and 7.5b.

    (v.) The above mentioned prohibitions of usage (i.)-(iii.) comprise also the prohibition to deliver any products to companies which use the names "Vlesia", "Vlesi" or adaptions of these names for the sale of products, in their company names or in any other regard.

d) DSG TEK is obliged to order their present and future affiliated companies in a legally binding way to transfer trademarks according to paragraph 7.5b and to abide to all prohibitions of usage mentioned in paragraph 7.5c (i.)-(v.).


    /s/ Initials IVF                /s/ Initials DSG TEK
   ---------------------------     ---------------------------
    Initials IVF                    Initials DSG TEK

                                                                            9/17


e) According to Appendix 12 DSG International Ltd. guarantees that all its affiliated companies, especially "DSG-Vlesia NV", "Vlesia (UK) Ltd." and "DSG Pty. Ltd.", abide to the rules of paragraphs 7.5b and 7.5c (i.)-(v.).

7.6  Concerning Hard- and Software

The computer software and hardware used by Vlesia in the daily running of the business has been working normally and in accordance with the requirements of the business. Vlesia has all the required licences for the software used, and has paid the licence fees.

7.7  Concerning Contractual and other Legal Relationships:

a) Neither the signing nor the enforcement of this contract offends against any law or decree, neither against a permit from the Swiss authorities save the consent of the Grundbuchinspektorat St. Gallen, nor against a contract which is essential for the continuation of Vlesia's business operations and gives no other party the right to end such a contract.

b) The business activities of Vlesia do not infringe any regulations under public law, and there are no obligations arising from earlier infringements which are still outstanding.

c) Vlesia is not in default with any contract material for the continued operation of the business.

d) For all claims from guarantee, late-payment, defaults or similar dues, which up to the signing of this contract have been made or threatened by any third party or of which DSG TEK or Vlesia have knowledge or should have knowledge, sufficient reserve funds have been provided.

e) The dispute with Papier Fabrik Sundern is definitely settled according to Appendix 13. There are no legal proceedings pending or threatened against Vlesia, nor are any to be expected.

f) A schedule of outstanding purchase orders as at 30 September, 2000 is annexed as Appendix 14. Since that date no further purchase orders for raw materials have been entered into by Vlesia except in the ordinary course of business. Appendix 14a contains a list of all capital investments over CHF l0'000.-- not yet paid as per October 16, 2000.


    /s/ Initials IVF                /s/ Initials DSG TEK
   ---------------------------     ---------------------------
    Initials IVF                    Initials DSG TEK

                                                                           10/17


g) Except Appendix 15, in relation to contracts, which are essential for the business of Vlesia, no opposite party has terminated or threatened to terminate such a contract and no opposite party is in arrears with such a contract.

h) Vlesia possesses all the licences and concessions and other permits from the authorities which are necessary for the continuation of its business operations, and Vlesia has fulfilled all obligations in connection with such licences, concessions and other permits from the authorities. Nothing has happened, nor are any facts known, which today or after the expiry of a deadline to remedy infringements could cause damage to such licences, concessions and permits, or could cause the respective authorities to withdraw any such licences, concessions or permits.

7.8   Concerning Insurance:

DSG TEK has provided IVF with details of all insurances held by Vlesia and warrants that the insurances are valid and that all premiums due to be paid prior to the date hereof have been paid in full and DSG TEK is not aware of any reason why the proposed sale would invalidate the existing insurances.

7.9 Concerning representatives of the hoard of directors, employees, freelances:

a) The salary table contained in Appendix 16 shows a correct and complete list of all the agreements of Vlesia with all members of the board of directors, with all employees and with all freelances.

b) The staff welfare (pension scheme), which is part of an insurance settle-ment with the Winterthur Life, fulfils all the legal requirements and stipulations; there are no third-party claims or obligations of Vlesia on the pension scheme which were not noted in the annual balance sheet of 1999 (Appendix 7) or the interim statement of September 30, 2000 (Appendix
      8) or which would exceed the provisions made in the annual balance sheet of 1999 or the interim statement of September 30, 2000; no other pension concessions than under the pension scheme of the Winterthur Life have been made to representatives of the board of directors, employees or free-lances and Vlesia has no contractual liability to make any contributions to any personal pension scheme of any representatives of the board of direc-


    /s/ Initials IVF                /s/ Initials DSG TEK
   ---------------------------     ---------------------------
    Initials IVF                    Initials DSG TEK

                                                                           11/17


      tors, employees and freelances. All contributions payable to the pension scheme have been paid or provided for.

c) With the exception of the above-mentioned salary- and social benefit claims, no financial claims or expectancies (Anwartschaften) of any kind against Vlesia exist, e.g. retirement pension-, death-, illness-, invalidity- or other support claims of existing or previous representatives of the board of directors, employees or freelances.

7.10  Concerning completeness and correctness of the information:

This contract and its appendices contain no untrue information and there is no omission, which lets the given information in this contract and its appendices appear untrue.

7.11  Concerning environmental regulations and old contaminated waste dumps

Since the date of the environmental report dated 30 May 1994 (Appendix 17) the business activities of Vlesia have fulfilled and continue to fulfil all relevant environmental regulations. DSG TEK guarantees that Vlesia has not committed any act since such date which, based on the environmental regulations (especially legislation for water and environmental protection) or private legislation, could lead to a public or private prosecution against Vlesia or to the imposition of costs by the authorities on Vlesia or on other persons with contractual claims or claims in rem to Vlesia's land.

7.12  Concerning limitations on DSG TEK's liability

a) In paragraph 7.12 "Claim" means any claim for breach of or non-compliance with this contract (including any warranty claim or tax claim).

b) Save for paragraph 7.10 IVF admits and acknowledges that it has not en-tered into the contract in reliance upon any warranties, guarantees, representations, covenants, undertakings, indemnities or other statements whatsoever other than those expressly set out in the contract and IVF acknowledges that DSG TEK have not given any such warranties, representations, covenants, undertakings, indemnities or other statements, in particular no guarantee is given to the achievement of any forecast.


    /s/ Initials IVF                /s/ Initials DSG TEK
   ---------------------------     ---------------------------
    Initials IVF                    Initials DSG TEK

                                                                           12/17


          c) No Claim shall be admissible and DSG TEK shall not be liable under any of the representations and warranties or any other provision of the contract:

              (i) to the extent that provision, reserve or allowance has been made in respect of the subject matter of the Claim in the revised annual balance sheet from 1999 (Appendix 7) and/or the interim statement of September 30, 2000 (Appendix 8) or to the extent that the subject matter of the Claim was specifically referred to in this contract; or

              (ii) to the extent that such liability arises or is increased as a result of any change or changes in legislation (primary or delegated) including without limitation any increases in rates of taxation or the introduction of any changes or new form of taxation or in the practice of the taxation authorities or any other relevant authority occurring after completion whether or not with retrospective effect; or

              (iii) to the extent that such liability occurs or arises as a result of or is otherwise attributable wholly or partly to any voluntary act, transaction or omission of Vlesia or IVF or their respective directors, employees or agents after completion.

          d) The aggregate liability of DSG TEK in respect of all Claims shall not exceed the purchase price according to Article 2.

Art. 8: Vlesia (UK) Ltd. and DSG Vlesia NV

The Appendices 18 and 19 contain a list of all the current customers of Vlesia
(UK) Ltd. and DSG Vlesia NV. In the Appendices 20 and 21 there are also copies of all current, written contracts between Vlesia (UK) Ltd. resp. DSG Vlesia NV and their customers.

Both companies had at their disposal in stock the goods listed in Appendices 22 and 23, as at September 30, 2000. Since that date no purchase orders for Vlesia products have been entered into by Vlesia (UK) Ltd. or DSG Vlesia NV except in the ordinary course of business. After the signing of this contract Vlesia is not obliged to deliver any more products to Vlesia (UK) Ltd. and DSG Vlesia NV.

Appendices 24 and 25 contain legally binding declarations from Vlesia (UK) Ltd., resp. DSG Vlesia NV in favour of IVF signed by DSG International Ltd., which contain the following points:


    /s/ Initials IVF                /s/ Initials DSG TEK
   ---------------------------     ---------------------------
    Initials IVF                    Initials DSG TEK

                                                                           13/17


           (i.) Confirmation of the completeness and correctness of Appendices 18/19, 20/21 and 22/23;

           (ii.) Duty of both companies towards IVF, to inform their customers (Appendices 18 and 19) that as from 1.12.2000, orders should be placed directly with Vlesia, resp. duty of both companies, as from 1.12.2000 to pass on orders from existing customers (Appendices 18 and 19) and from new customers to Vlesia;

           (iii.) Duty of both companies, in a written declaration signed by each single company and IVF/Vlesia according to Appendix 26, informing their customers (Appendices 18/19) that IVF is the new owner of Vlesia and according to Appendix 26a that a company of the Hartmann-Group intends to enter into contracts with the customers of the two companies, and that these customers will be released from their contracts with Vlesia
                   (UK) Ltd. and DSG Vlesia NV;

           (iv.) Duty of both companies to undertake nothing which could hinder their customers (Appendices 18 and 19) from entering into contracts with IVF/Vlesia;

           (v.) Duty of both companies, as from 1.12.2000, not to sell any more products which were manufactured by Vlesia.

           (vi.) Declaration of both companies, that they have no claims for remuneration for goods supplied after 1.12.2000 to customers according to Appendices 18 and 19 or any other customers, apart from those explicitly listed below. Especially exempt is any commission on turnover, or the like.

IVF/Vlesia undertake during the period from date of signing this contract to November 30, 2000, to take no action to hinder customers of Vlesia (UK) Ltd.
and DSG Vlesia NV to continue buying Vlesia Products from these two companies. Vlesia (UK) Ltd. and DSG Vlesia NV have the right until 30. November
2000, to sell their stocks, according to Appendices 22 and 23 to their customers in their own name and for their own profits. IVF/Vlesia are obliged to buy back the products listed in Appendices 22 and 23, which have not been sold by the end of November 2000 not later than December 31, 2000, at the prices listed in these appendices, provided they are products from Vlesia's current assortment.


    /s/ Initials IVF                /s/ Initials DSG TEK
   ---------------------------     ---------------------------
    Initials IVF                    Initials DSG TEK

                                                                           14/17


         The two companies will be reimbursed by IVF/Vlesia for the costs of handling and storage at a rate of 7% of the total value of the goods to be bought back.

         The Hartmann Companies in England, resp. Belgium shall, after the signing of this contract, enter into discussions with the employees of Vlesia (UK) Ltd., resp. DSG Vlesia NV who are directly connected with the incontinence-business of these companies, with regard to employment, provided these employees apply to the Hartmann Companies concerned by November 30, 2000.

Art. 9:  DSG Pty. Ltd. (trading as Australian Pacific Paper Products)

IVF is obliged to supply DSG Pty. Ltd at the prices and under the conditions according to Appendix 27, as far as the orders are in the ordinary course of business regarding quantities until 31.12.2000.

DSG TEK and, according to Appendix 28, also DSG International Ltd. confirm that no agreements exist which would oblige Vlesia to also supply DSG Pty. Ltd. after
31.12.2000. The parties will, however, after the signing of this contract, discuss whether and in what form the supply to DSG Pty. Ltd. after 31.12.2000 would be possible.

DSG Pty. Ltd. will, however, have the right to order until March 31, 200l at prices and under conditions determined by IVF. DSG Pty. Ltd. will have the right to sell its stock of Vlesia Products.

Art. 10: Warranty

         10.1 Time limit:

         IVF can claim for untrue assurances given in this contract and infringement of representations and warranties given in this contract, up to 24 months after the time of the signing of the contract, infringements pertaining to assurances and guarantees concerning taxes and duties up to two months after the validity of the respective assessment (with later alterations of the already valid assessments, two months after the validity of the new assessment). This limit counts as observed if IVF notifies DSG TEK of the claim in writing before the expiry of the guarantee limit, and within 60 days after the expiry of the limit, has commenced legal proceedings or prosecution. The legal inquiry and claims periods according to Art. 201 OR and 210 OR are waived.



    /s/ Initials IVF                /s/ Initials DSG TEK
   ---------------------------     ---------------------------
    Initials IVF                    Initials DSG TEK

                                                                           15/17
     10.2  Legal consequences:

     If any of the assurances, representations or warranties stated in the contract are completely or partly incorrect, DSG TEK is obliged to put IVF or - if so claimed by IVF - Vlesia in the position it would be in, if the assurances, representations and guarantees made had been correct. The remaining rights of IVF by law or from this contract remain reserved (especially claims related to cancellation of the contract or compensation for damages or the possibility of action for nullification of the contract because of error (Art. 23 ff. OR) or deception (Art. 28 OR).

Art. 11: Secrecy; Press release

     11.1 The parties agree to treat the provisions of this contract as confidential, except if they are legally bound to inform third parties. DSG TEK has already informed Vlesia's employees of the intention to reach agreement with IVF.

     11.2 After the signing of this contract, both parties together make a press release, the text of which must adhere exactly to the formulation in Appendix 29. Furthermore after the signing of this contract, both parties together inform Vlesia's clients with a letter, the text of which must adhere exactly to the formulation in Appendix 30.

     11.3 The parties may make such other announcements in other countries as they agree between themselves or as they are required to make by law or any regulatory authority.

Art. 12: Invalidity of the terms of contract

If any of the terms of this contract should be invalid, become invalid or be declared invalid, this does not affect the validity of any of the other terms. The invalid, resp. ineffective terms should be replaced by others, which are valid in form and content, and which come closest to the purpose and intent of the invalid resp. ineffective terms.


    /s/ Initials IVF                /s/ Initials DSG TEK
   ---------------------------     ---------------------------
    Initials IVF                    Initials DSG TEK

                                                                           16/17

Art. 13: Communications

All communications with respect to this contract are to be made by registered letter to the address below, unless neither of the respective parties have informed of a change of address, and the other party has taken note of this change of address:

     To the buyer:  IVF HARTMANN AG, Victor-van-Bruns-Strasse, 8212
                    Neuhausen am Rheinfall

     To the seller: DSG TEK Ltd., Boythorpe Works, Chesterfield, Derbyshire
                    S40 2PH, United Kingdom

Art. 14: Costs

Each party pays its own costs, as well as those of their advisors in connection with this contract. Different regulations in this contract remain reserved.

Art. 15: Copies of the Contract / Entirety of Contract

This contract will be drawn up in 4 originals, two of which shall be initialled through on every side. Each party receives two copies.

This contract contains the entire agreement between the parties. It replaces all previous oral or written agreements and arrangements in this connection. The Appendices form an integral part of this contract.

Art. 16: Applicable Law

This contract and all disputes arising out of this contract shall be governed by Swiss law.

Art. 17: Jurisdiction

Place of jurisdiction is the Commercial Court in St. Gallen.


    /s/ Initials IVF                /s/ Initials DSG TEK
   ---------------------------     ---------------------------
    Initials IVF                    Initials DSG TEK

                                                                           17/17


                                     For DSG TEK Ltd.:


Frauenfeld, October 20, 2000         /s/ Patrick Tsang
                                     -------------------------
                                      Patrick Tsang



                                     For IVF Hartmann AG:


Frauenfeld, October 20, 2000         /s/ Dr. Rinaldo Riguzzi
                                     -------------------------
                                      Dr. Rinaldo Riguzzi



                                     /s/ Wolfgang Zollinger
                                     -------------------------
                                      Wolfgang Zollinger



    /s/ Initials IVF                /s/ Initials DSG TEK
   ---------------------------     ---------------------------
    Initials IVF                    Initials DSG TEK